Exhibit 99.1

For Information Contact:
Maryanne Lataif
Vice President, Corporate Communications
Activision, Inc.
(310) 255-2704
mlataif@activision.com

Kristin Southey
Vice President, Investor Relations
Activision, Inc.
(310) 255-2635
ksouthey@activision.com

ACTIVISION APPOINTS
BRIAN HODOUS CHIEF CUSTOMER OFFICER

Newly Created Position Underscores Company’s
Commitment to Building its Global Business

Santa Monica, CA — October 3, 2006 — Activision, Inc. (Nasdaq: ATVI) announced today the appointment of Brian Hodous as Chief Customer Officer, who is  expected to join the company in early November 2006.

In this newly-created position, Mr. Hodous will be responsible for leading Activision Publishing’s global sales operations in North America, Europe and Asia Pacific, driving the company’s supply chain function and developing new business opportunities worldwide.   Mr. Hodous, 43, will report to Mike Griffith, President and Chief Executive Officer of Activision Publishing, Inc.

Prior to joining Activision, Mr. Hodous held various leadership positions over the past 10 years within Cadbury Schweppes, most recently serving as Group

Director and Executive Vice President of Global Sales, where he managed more than 16,000 sales professionals in 190 countries and delivered $12.3 billion in annual revenue.  During his tenure with the company, he successfully restructured the company’s global sales operations and implemented a number of strategic sales programs, including advanced product lifecycle management solutions.  Prior to working at Cadbury Schweppes, Mr. Hodous held sales and senior management positions with Wyeth Pharmaceuticals, Pillsbury, Drackett Products and GlaxoSmithKline.

 “We are very pleased to welcome Brian to our executive team as we continue to grow and expand our operations across the globe,” said Griffith.  “Brian’s impressive track record of success in sales, marketing and general management over the past 20 years, coupled with his considerable international experience, makes him an ideal candidate for this position.  His appointment further strengthens our management team as we grow to meet the increasing demand for video games worldwide.”

“I’m excited for this opportunity to work with Activision as it continues to strengthen its leadership position in this new console era,” states Mr. Hodous.  “Together with the other members of the management team, I look forward to driving Activision’s global sales, further enhancing the company’s reputation as a market leader and increasing its market share.”

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products.  Founded in 1979, Activision posted net revenues of $1.47 billion for the fiscal year ended March 31, 2006.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Italy, Japan, Australia, Scandinavia, Spain, the Netherlands and South Korea.  More information about Activision and its products can be found on the company’s World Wide Web site, which is located at www.activision.com.

The statements made in this press release that are not historical facts are “forward-looking statements”.  These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.  The Company cautions readers of this press release that a number of important factors could cause Activision’s actual future results to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, product delays, retail acceptance of our products, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, litigation and an informal SEC inquiry, maintenance of relationships with key personnel, vendors and third-party developers, international economic and political conditions, integration of recently acquired subsidiaries and identification of suitable future acquisition opportunities.  These important factors and other factors that potentially could affect the Company’s financial results are described in our filings with the Securities and Exchange Commission, including the Company’s most recent Annual report on Form 10-K and Quarterly Report on Form 10-Q.  Readers of this press release are referred to such filings. The Company may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in the Company’s assumptions or otherwise.  The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.